Exhibit 99.1

Press Release	Source: Enigma Software Group, Inc.

Enigma Software Group, Inc. Announces Negative Cash Flow for Year Ended December 31, 2005 and Liquidity Crisis

Tuesday, April 11, 2006 4:30 pm ET

STAMFORD, CT, April 11, 2006 (PRIMEZONE) -- Enigma Software Group, Inc. (OTC BB: ENGM.OB - News), (“Enigma” and/or the “Company”), which yesterday filed its annual report to the Securities and Exchange Commission for the year ended December 31, 2005 on Form 10-KSB, announced that its Cash Flow from Operations for 2005 was negative and that it has continued to experience negative cash flow during the first quarter of 2006, which has given rise to a liquidity crisis for the Company.
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Net Cash Used in Operations for the year ended December 31, 2005 was $137,226, on reported revenues of $22,022,725 and reported net income of $10,173,096. The Company noted that revenue recognition requirements in the software industry are very complex and require it to make some estimates. Generally cash is received at the time of sale, but recognition of the revenue from the sale is deferred. For a full understanding of Enigma’s accounting policy, the reader is urged to review the Company’s public filings, which are available online at http://www.sec.gov.

In its recent filing, Enigma noted that at December 31, 2005, it had negative net working capital of $175,533, including deferred revenue of $569,612. Adding back this deferred revenue, the Company had net working capital of $394,079 available to fund ongoing operations. The report of the Company’s Independent Registered Public Accounting Firm for 2005, which is included in the filing, contains a “going concern” opinion.

Enigma’s net working capital position has continued to deteriorate during the first quarter of 2006, and unless the Company is successful in generating new sources of significant revenue, and obtaining financing, the Company is likely to deplete its net working capital reserves during the second quarter of 2006. Enigma is in the process of developing a new business plan, which is designed to build a new revenue model based upon the Company’s prior development and marketing successes. This new business plan will also entail raising capital for product development, marketing and increased avenues of distribution, as well as such strategic alternatives as acquisitions of complimentary security software businesses. However, the Company may run out of cash before this business plan can be fully implemented. Also, there can be no assurances that the new business plan will be successful.

ABOUT ENIGMA SOFTWARE GROUP, INC.

Enigma develops and markets digital products and services for the consumer market. Enigma is known mostly for its Anti Spyware software product SpyHunter. SpyHunter is distributed exclusively over the Internet by download. Enigma owns and operates several websites, including the internet search engine www.adorons.com. Enigma Software operates within the United States with a worldwide customer base.

This release contains forward-looking statements relating to the development of Enigma Software Group, Inc.'s products and services and future operating results, including statements regarding Enigma Software Group's software, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words ``believe,'' ``expect,'' ``intend,'' ``anticipate,'' variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Enigma Software Group Inc.'s actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Enigma Software Group, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:
Enigma Software Group, Inc.
Richard M. Scarlata, Chief Financial Officer
(888) 360-0646

Source: Enigma Software Group, Inc.